Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”), entered into as of January 10, 2020 (“the “Amendment Effective Date”), is by and between Vincent J. Milano (“Executive” or “you”) and Idera Pharmaceuticals, Inc. (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated as of December 1, 2014 (the “Agreement”); and

WHEREAS, Executive and the Company desire to amend the Agreement to specify the manner in which Executive will be paid his annual base salary following the Amendment Effective Date and for the remainder of 2020 and to make other corresponding changes.

NOW THEREFORE, in consideration of the premises above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A.	Section 2(a) of the Agreement is hereby amended in its entirety to read as follows:

“(a)    Your annual base salary shall be $600,000 per year and shall be payable to you as follows: (i) for the period from January 1, 2020 to the Amendment Effective Date, $18,181.84 shall be payable in cash in accordance with the Company’s payroll practices for salaried employees, (ii) for the period immediately following the Amendment Effective Date to December 31, 2020, (x) $6,600 (the “Cash Value”) shall be payable in cash in accordance with the Company’s payroll practices for salaried employees and (y) $575,218.16 (the “RSU Value” and together with the Cash Value, the “Post-Amendment Compensation”) shall be payable in the form of a restricted stock unit grant (the “RSU Grant”) that will be granted to you on December 18, 2020 (the “Grant Date”), provided that you continue to be employed by, or provide service to, the Company on the Grant Date, the terms and conditions of which are set forth in Restricted Stock Unit Agreement in substantially the form attached hereto as Exhibit A (the “RSU Grant Agreement”). You and the Company agree that the RSU Value shall be treated as annual base salary for purposes of all benefit programs described in Section 3 below and the determination of any severance amounts due and owing to you under Section 7 below. Commencing January 1, 2021, you and the Company agree that your annual base salary will revert to being payable to you in cash in accordance with the Company’s payroll practices for salaried employees unless you and the Company agree otherwise. Such annual base salary may be increased from time to time in accordance with normal business practices and in the sole discretion of the Company.

The number of shares subject to the RSU Grant shall be determined by the Company as of the Grant Date based on the RSU Value and the average fair market value of the Company’s common stock for the 5 trading days immediately preceding the Grant Date. You agree and acknowledge that you will adopt a 10b5-1 Plan to permit you to conduct a Sell to Cover sufficient to satisfy the Withholding Taxes (as such terms are defined in the RSU Grant Agreement).”

B.	Effective as of January 1, 2020, the following language shall be added to the end of Section 7(a) to read as follows:

“(a)    In the event your employment with the Company terminates for any reason or you voluntarily terminate your employment for any reason, any Post Amendment Compensation due to you as of your date of termination (which shall be prorated for your employment through the date of the termination) shall be payable to you in a lump sum cash payment on or about the first payroll date immediately following your termination of employment”

C.	A new Section 7(f) shall be added to read as follows:

“(f)    Any severance due and owing to you under this Section 7 shall be payable in the form of cash in accordance with and at the times contemplated by the Company’s then current payroll practices.”

D.	Except as set forth above, the Agreement shall remain unmodified and in full force and effect. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

EXECUTIVE

VINCENT J. MILANO

Date:	/s/ Vincent J. Milano

IDERA PHARMACEUTICALS, INC.

By:	/s/ Jill Conwell
Name:	Jill Conwell
Title:	Senior Vice President, Human Resources
Date:	January 10, 2020

EXHIBIT A

IDERA PHARMACEUTICALS, INC.

2013 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT